UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 20, 2007
BOK FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Oklahoma	000-19341	73-1373454

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Bank of Oklahoma Tower, Boston Avenue at Second Street, Tulsa, Oklahoma 74172
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(918) 588-6000
N/A
(Former name or former address, if changes since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

INFORMATION TO BE INCLUDED IN THE REPORT
Item 7.01 Regulation FD Disclosure
As part of its regular quarterly review for impairment of marketable securities, BOK Financial Corporation (the Company) undertook an evaluation of its holdings of variable rate perpetual preferred stock of various major banks and brokerage houses. As a result of the volatility in the equity market related to the financial services industry, preferred securities from several issuers have been deemed other than temporarily impaired (OTTI), resulting in a currently estimated pretax charge to income in the fourth quarter of approximately $9.6 million or $0.09 per common diluted share after-tax. These issuers represent all of the holdings of the Company in variable rate perpetual preferred stock.
All of these issuers are rated investment grade (“A” or better) by the major rating agencies and have made their scheduled dividend payments. The decision to deem these securities OTTI was based on widening credit spreads, the duration and severity of the impairment along with and the market’s negative outlook on the sector for 2008. It was management’s judgment that a recovery in the fair value to at least the cost basis of the security was not expected in the near term.
The preferred securities determined to be other than temporarily impaired were reported in our third quarter SEC Form 10-Q (page 17) with an aggregate book value of $45 million and fair value of $42.1 million as of September 30, 2007. The difference between book value and fair value ($2.9 million) was recorded at the end of the third quarter as a reduction to capital through Other Comprehensive Income.   From September 30, 2007 to December 20, 2007, the fair value of these securities had further declined to $9.6 million less than book value.
On November 7, 2007, Visa announced that it had reached a settlement with American Express related to an antitrust lawsuit. In consideration of the announced American Express settlement, the Company expects to record in the fourth quarter of 2007 a liability and corresponding expense of approximately $2.1 million pre-tax, or approximately $0.019 per common diluted share after tax as part of its proportionate share of Visa. The other Visa litigation matters that are being evaluated may result in further litigation accruals by the Company in the current or future quarters. Visa intends that payments related to the above litigation matters will be funded from an escrow account to be established with a portion of the proceeds from its planned initial public offering. The Company currently anticipates that its proportional share of the proceeds of the planned initial public offering by Visa will more than offset any liabilities related to Visa litigation.
This report contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about BOK Financial, BOK Financial receiving proceeds from Visa, the future of the financial services industry, and the economy in general. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expressed, implied, or forecasted in such forward-looking statements.
Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOK FINANCIAL CORPORATION
By:	/s/ Steven E. Nell
Steven E. Nell
Executive Vice President Chief Financial Officer

Date: December 20, 2007